Exhibit 99.1

INVESTOR RELATIONS

Contact: Charles M. Fleischman President Digene Corporation (301) 944-7000 www.digene.com

Media — Pam Rasmussen, Digene (301) 944-7196 Sean Leous, Financial Dynamics (212) 850-5600

DIGENE REPORTS RECORD REVENUES AND NET EARNINGS FOR THIRD
QUARTER FISCAL 2004

-Quarterly Revenues Up 39% to $23.6 Million, with Net Income of $2.5 Million, or $0.12 per Diluted Share –

-Operationally Cash Flow Positive for the Three-Month and Nine-Month Periods ended March 31, 2004-

-Fiscal 2004 Year-to-Date Revenues Up 46% to $64.3 Million, with HPV Revenues up 49% to $52.3 Million-

GAITHERSBURG, MARYLAND, May 6, 2004 – Digene Corporation (Nasdaq: DIGE) today reported financial results for the third quarter of fiscal 2004 ended March 31, 2004.

Total revenues for the third quarter of fiscal 2004 increased 39% to $23.6 million, compared to $17.0 million for the third quarter of fiscal 2003. Worldwide human papillomavirus (HPV) test revenues grew 38% to $18.8 million from $13.5 million in last year’s comparable quarter. Gross margin on product sales rose to 81% from 77% in the same quarter last year. Net income for the quarter was $2.5 million, or $0.12 per diluted share, compared to a net loss of $0.6 million, or $(0.03) per diluted share in the third quarter of fiscal 2003.

Total revenues for the nine months ended March 31, 2004 were $64.3 million, a 46% increase from $44.0 million in the comparable period last year. Worldwide HPV test revenues grew 49% to $52.3 million for the nine months ended March 31, 2004 from $35.0 million in the comparable period last year. Net income for the first nine months of fiscal 2004 was $4.1 million, or $0.20 per diluted share, compared to net loss of $4.6 million, or $(0.25) per diluted share in the first nine months of fiscal 2003.

Third Quarter Highlights:

•	Kaiser Permanente Northern California began standardizing cervical cancer screening of women age 30 and over on our DNAwithPap™ Test.

•	Laboratory distribution was increased through a three-year supply agreement with Quest Diagnostics.

•	Digene’s physician detailing efforts were strengthened by the February publication in Obstetrics & Gynecology “The Green Journal” of consensus guidelines offering physicians guidance on the interpretation and follow-up of results of DNAwithPap Testing.

•	European business continued to grow, driven by HPV sales growth of 41% to $3.6 million compared to the comparable quarter last year. We secured reimbursement in France for follow-up testing for inconclusive Pap test results, and we expect continued success in France and across Europe.

•	Digene announced a partnership with the Program for Appropriate Technology in Health (PATH) to work to develop a cervical cancer screening test customized to the unique needs of developing countries, where more than 80% of the deaths attributed to cervical cancer occur.

     Evan Jones, Chairman and Chief Executive Officer, Digene Corporation, stated, “Digene made significant accomplishments in the third quarter of fiscal 2004, setting the stage for future success with our DNAwithPap Test, as we continue to execute our commercialization plan. These accomplishments and other efforts enabled us to increase our U.S. HPV revenues by 38% to over $14.3 million for the quarter from approximately $10 million in last year’s comparable quarter.”

     Mr. Jones added, “Our fourth quarter is already off to a solid start. Today in a separate release, we announced the FDA approval of our Pre-Market Approval Supplement for a high-volume sample throughput instrument application for HPV testing using our Rapid Capture™ System which will help further solidify Digene’s market leader position in HPV testing. This week we also announced United Healthcare’s decision to cover the DNAwithPap Test which brings our total lives covered to over 170 million. The growing physician, payor, and laboratory support for our DNAwithPap Test along with the milestones achieved this quarter position us well for a successful fiscal year 2004 and beyond.”

DIGENE OUTLOOK:

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, many of which Digene cannot control and which may not develop as Digene expects. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV Tests. Please refer to the disclosure notice below.

For the fiscal 2004 fourth quarter ending June 30, 2004, the Company expects total revenues to be in the range of $25.7 million to $28.2 million with gross margins of approximately 80%. Fiscal 2004 fourth quarter net income is expected to be between $2.5 million and $3.5 million, or $0.11 and $0.16 per share, respectively, based on an estimated tax rate of 10% and an estimated 22 million diluted weighted average shares outstanding.

For the fiscal year ending June 30, 2004, Digene expects total revenues to be between $90 million and $92.5 million with gross margins of approximately 80%. Net income for the fiscal year ending June 30, 2004 is projected to be between $6.5 million and $7.5 million, or $0.31 and $0.36 per share, respectively, based on an estimated tax rate of 10% and an estimated 21 million diluted weighted average shares outstanding. Digene expects fiscal 2004 total HPV Test revenue to range between $73 million and $76 million, of which approximately $58 million to $60 million will come from the U.S.

Total operating expenses for fiscal 2004 are projected to be between $65 million and $70 million, consisting of Research and Development spending representing between $10.5 million and $11.5 million, General and Administrative expenses between $18 million and $20 million, and Sales and Marketing expenses between $37 million and $38.5 million.

For the full year of fiscal 2005 Digene expects total revenue growth of at least 40% above fiscal 2004 levels with a full year income before income taxes of $15 million.

Digene management will host a conference call to discuss results of the third quarter of fiscal 2004 on May 6, 2004 at 10:30 am (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through May 13, 2004, and may be accessed by dialing (800) 642-1687 (access code: 6794907).

Digene® and Hybrid Capture® are registered trademarks and DNAwithPap™, Rapid Capture™, and hc2 High-Risk HPV DNA Test™ are trademarks of Digene Corporation.

About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The Company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen at 301-944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, uncertainty of market acceptance of our products by the worldwide medical community, our need to obtain third-party reimbursement approval from more government entities, managed care organizations, and private insurance plans, risk that other companies may develop and market HPV tests competitive with our own, uncertainty regarding patents and proprietary rights in connection with our products and products in development, uncertainty as to ongoing litigation, our ability to scale up our manufacturing to the extent demand for our products increases, our limited sales and marketing experience, the extent of future expenditures for sales and marketing programs, delay in or failure to obtain regulatory approvals for our products in development, uncertainty of clinical trial results for our products in development, uncertainty of future profitability and cash generation from operations, our ability, if necessary, to obtain requisite additional financing to fund our operations beyond calendar year 2004, risks inherent in international transactions, including those relating to our expansion in Europe and elsewhere, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

- TABLES FOLLOW -

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenues:
Product sales	$23,159	$16,901	$63,403	$43,505
Other	406	81	895	543

Total revenues	23,565	16,982	64,298	44,048

Costs and expenses:
Cost of product sales	4,339	3,812	11,447	10,000
Research and development	2,418	2,482	8,047	6,648
Selling and marketing	9,221	7,427	26,855	20,147
General and administrative	5,015	4,077	13,784	12,342

Income (loss) from operations	2,572	(816)	4,165	(5,089)

Other income (expense):
Interest income	119	136	309	479
Interest expense	(34)	(72)	(152)	(202)
Other income (expense)	(5)	196	205	307

Income (loss) before income taxes	2,652	(556)	4,527	(4,505)

Provision for income taxes	162	63	433	78

Net income (loss)	$2,490	$(619)	$4,094	$(4,583)

Basic net income (loss) per share	$0.13	$(0.03)	$0.22	$(0.25)

Diluted net income (loss) per share	$0.12	$(0.03)	$0.20	$(0.25)

Weighted average shares outstanding
Basic	19,493,223	18,118,253	18,924,145	18,116,461

Diluted	21,026,892	18,118,253	20,734,205	18,116,461

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31,	June 30,
	2004	2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$23,091	$7,883

Short-term investments	23,832	26,409

Total current assets	71,241	53,900

Total assets	82,959	63,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$14,270	$17,780

Long-term liabilities	1,533	2,589

Total stockholders’ equity	67,156	43,006

Total liabilities and stockholders’ equity	$82,959	$63,375

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